Exhibit 99.1

Press Release #201803	FOR IMMEDIATE RELEASE	January 12, 2018

Testing Update 99.99% Magnesium left behind in Lithium host rock

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following synthetic brine testing update for the recovery of Lithium and ultimately, upgrading the Lithium to battery grade Li2CO3 by our technology partner Genesis Water Technologies Inc., (GWT) a leader in specialized water treatment solutions.

The goals of this much larger independent third party lab testing from the Company’s lithium project in Clayton Valley, NV were to test, in a precise manner, the effect of varying pH in leach solutions used to create synthetic brines by dissolution of lithium from source rock from the Company’s Clayton Valley, NV project. The synthetic lithium brines were created by using one (1) part lithium bearing source rock (500g) to four (4) parts solution (2000ml) as a baseline for our upcoming bench testing of the synthetic brines through the GWT ENERLET system. These solutions had the following pH values, 2.0 and 5.5(using H2SO4), and pH of 11.0 (using NaOH).

Also the synthetic brine solutions were tested over periods from 2hrs to 48hrs to test how much lithium and other minerals would be liberated into solution over the tested time intervals.

Overview of 3rd party laboratory results from the synthetic brine sample results are outlined below:

Bulk Sample #	pH 2.0	pH 5.5	pH 11.0	Mg/Li Ratio
GWT-001
Li in head grade ppm	1,040	1,040	1,040
Li in Solution mg/l	30	20	20
Mg in head grade ppm	25,950	25,950	25,950
Mg in solution mg/l	307	40	3	0.15/1
GWT-002				Mg / Li
Li in head grade ppm	1,780	1,780	1,780
Li in Solution mg/l	170	170	170
Mg in head grade ppm	21,400	21,400	21,400
Mg in solution mg/l	228	55	3	0.017/1

NOTE: 1 ppm = 1 mg/l

KEY FINDINGS:
Synthetic lithium brine solution produced from leaching of bulk sample GWT002 by alkaline leaching (with a pH of 11) returned the best results with 99.99% of magnesium being left out of the produced synthetic lithium brine solution.

Separation of magnesium from lithium in brines used to produce a lithium carbonate product is a critical process factor, as well as cost factor, in the production of battery grade lithium carbonate. The finding that magnesium can be easily suppressed in the production of synthetic lithium brine from the source rock at the Clayton Valley Project bodes well for cost containment in, as well as purity of lithium carbonate product from, the ENERLET proposed recovery process.

Lithium values of 170 ppm and only 3 ppm Mg in solution were found in synthetic lithium brine produced by alkaline leach from bulk sample GWT-002. For comparison the disclosed inferred brine resource of one of the properties in Clayton Valley, NV has an average Lithium grade of 123 ppm and over 200 ppm Magnesium, requiring additional cost (to separate magnesium) to produce an acceptable lithium carbonate product. Thus, our test synthetic lithium brine, produced by alkaline leach of our source rock, returned values 38.21% higher in lithium and contains only 0.015% Mg based on comparison. The above lithium values of 170 ppm are also more than 100% above several reported petro lithium projects. Brines from those petro lithium projects are also reported to feature high levels of magnesium that must be removed to produce an acceptable lithium carbonate product.

There was no significant difference in the amount of dissolved lithium into solution based on a two hour solution test or the prolonged forty-eight hour solution test period. This indicates the Lithium readily dissolves out of the source rock in a very short period of time, thus allowing for rapid processing time to synthetic lithium brine.

Lithium in solution was computed to be over 40% of Lithium in the source rock. This indicates the opportunity for a substantial increase in the Lithium in solution grade, using a more concentrated solution and or industry standard separation technologies going forward.

NEXT STEPS:
The Company continues to work aggressively at unlocking the value of the lithium bearing rock at surface along the uplifted block along the eastern flank at Clayton Valley, NV. Further testing of lithium source rock and pH controlled liquid ratios will continue along with and in combination with testing of other separation methods that will be ongoing over the first quarter of 2018. The Company will also have a booth at the Prospectors and Developers Association of Canada (PDAC) this year from March 4-7 in Toronto, ON. Modern technology is changing the face of mining. For example drones can now be used quickly and inexpensively to map and digitize a property in hours as opposed to weeks or months in the past. Autonomous mining vehicles now have production rates 40% higher and no lost time accidents than those of conventional mining vehicles.

“We look forward to the results from our Bench Test partner GWT and using the latest proven mining methods in creating shareholder value.” Stated CEO Robert McAllister

BENCH TEST UPDATE:
Genesis Water Technologies (GWT) has provided Enertopia with the following update: The bench test proto type build has started and is on track to be completed in February.

“Enertopia looks forward to providing updates as to the results of the bench test analysis and our ongoing project work at our 100% owned Clayton Valley, NV, Lithium project, as well as continuing due diligence in the technology and mineral sectors. Modern technology is revolutionizing ways to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

Third party laboratory testing was carried out by BASE Metallurgical Laboratories Ltd. and independent rock and synthetic brine assays were carried out by ALS Geochemistry of Vancouver, BC. Head grade rock analysis was completed using ME-ICP61, with synthetic brine analysis completed by using ME-MS14b, ME-ICP14, ME-ICP15 and tail analysis was completed using ME-ICP61.

The Qualified person:
The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:
A Company focused on using modern technology to build shareholder value. Working closely with Genesis Water Technologies (GWT) on an exclusive licensed process (Enerlet) with the goal to recover and produce battery grade lithium carbonate.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT):
GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the bench test for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that the lithium on the company’s project will be recoverable or economic. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release